Exhibit 99.1

Vyyo Reports First Quarter 2005 Results

PALO ALTO, Calif., May 12 — Vyyo Inc. (Nasdaq: VYYO), a global supplier of broadband end-to-end solutions for telephony and high-speed data connections, today reported financial results for the first quarter ended March 31, 2005.

For the first quarter of 2005, Vyyo reported sales of $0.7 million, compared to $0.6 million in the fourth quarter of 2004. Loss for the first quarter of 2005 was $6.7 million or $0.44 per share, compared to a loss of $8.5 million, or $0.57 per share, in the fourth quarter of 2004. Loss from continuing operations for the first quarter of 2005 was $7.0 million, or $0.46 per share, compared to $8.6 million, or $0.57 per share, in the fourth quarter of 2004. The decrease in operating expenses in the first quarter of 2005 is mainly due to an income adjustment of $261,000 from stock based compensation compared to a charge of $1.1 million from stock based compensation in the fourth quarter of 2004. As of March 31, 2005, Vyyo had cash, cash equivalents and short-term investments of $34.3 million.

“The reality is that our industry is under attack from the Telco’s aggressive fiber network builds,” stated Davidi Gilo, Chairman and Chief Executive Officer of Vyyo. He continued, “I believe that our technology, proven to double cable’s downstream bandwidth and increase their network’s upstream bandwidth by 10x, is clearly the best solution for our industry to offensively deploy to halt this competitive threat.”

The Company also announced that Michael Corwin, its President and Chief Operating Officer, will be taking a leave of absence for health reasons. Davidi Gilo will assume his responsibilities. Mr. Gilo stated, “We wish Michael a full and speedy recovery and look forward to his returning to the Company as soon as possible.”

Investor Conference Call

The company will host an investor conference call to discuss the first quarter results on Thursday, May 12, 2005 at 1:30 pm Pacific Time, after which management will host a question and answer session. To participate, please log onto www.vyyo.com or dial 303.262.2137 at least 10 minutes prior to the call and ask to be connected to the Vyyo conference call. A webcast will be broadcast live and archived on Vyyo’s web site, www.vyyo.com. A telephone replay will be available through May 16, 2005 by dialing 303.590.3000 and entering access code 11029514#.

About Vyyo Inc.

Vyyo offers broadband end-to-end solutions used by cable and wireless operators to deliver telephony (T1/E1) and high-speed data connections to business and residential subscribers. The technology uses a modified version of the cable industry standard DOCSIS architecture to deliver circuit switched (telephony), as well as voice and data over IP. The company sells systems directly to service providers and systems integrators worldwide. Vyyo’s solutions have been deployed in North America, China, Southeast Asia and other areas of the world. Vyyo is headquartered at 4015 Miranda Avenue, 1st Floor, Palo Alto, CA 94304-1218. More information on the company can be found at www.vyyo.com.

About Xtend Networks a Vyyo Company

Xtend provides cost-efficient, innovative solutions that expand the existing bandwidth of hybrid fiber coax networks up to 3 GHz without affecting traditional residential services. Xtend’s RF technology works in parallel with existing infrastructure to significantly increase upstream and downstream capacity, enabling cable system operators to deploy DOCSIS(R)-based symmetrical T-1 commercial services, HDTV and other bandwidth intensive products. Xtend Networks is a Vyyo company. For more information, please visit www.xtendnetworks.com.

Safe Harbor Statement

Statements made in this press release relating to the future, including those related to the potential for Xtend’s systems to enable (1) voice-grade T-1 service and bandwidth expansion from the existing 860 MHz to 3 GHz; (2) efficient use the 3GHz spectrum in order to deliver incremental 750 MHz for downstream traffic and 500 MHz for upstream traffic; and (3) the cable industry to enhance their networks without a network upgrade, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the current limited visibility available in the telecommunications and broadband access equipment markets; whether Xtend will be able to move from the development stage to deployment and establish commercial relationships with the cable system operators; whether the cable industry will be willing and able to substantially increase the available bandwidth on their networks and do so using Xtend’s alternative technology solution; and other risks set forth in Vyyo’s annual report on Form 10-K for the year ended December 31, 2004 and in other periodic reports filed by Vyyo with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements.

Contacts:

Investor Relations

Walt Ungerer

Vice President, Corporate Communications

Vyyo, Inc.

650.319.4029

ir@vyyo.com

www.vyyo.com

Vyyo Inc.

Condensed Consolidated Statements of Operations

In Thousands, except per share data

	Three Months Ended March 31, 2005	Three Months Ended December 31, 2004
Revenues	$704	$570
Cost of revenues:
Cost of products sold	694	828
Amortization of technology	92	97

Total Cost of revenues	786	925

Gross loss	(82)	(355)

Operating expenses (income):
Research and development	2,732	2,564
Selling and marketing	2,687	2,259
General and administrative, net	1,476	2,195
Amortization of intangible assets	417	426
Restructuring adjustments	(315)	813

Total operating expenses	6,997	8,257
Operating loss	(7,079)	(8,612)
Interest income, net	76	34

Loss from continuing operations	(7,003)	(8,578)
Discontinued operations	265	56

Loss for the period	$(6,738)	$(8,522)

Loss per common share

Basic and diluted
Continuing operations	$(0.46)	$(0.57)
Discontinued operations	0.02	0.00

	$(0.44)	$(0.57)

Weighted average number of common Shares outstanding - Basic and diluted	15,195	14,950

Vyyo Inc.

Condensed Consolidated Balance Sheet

In Thousands

	March 31, 2005	December 31, 2004
Assets
Current Assets:
Cash and cash equivalents and short-term investments	$34,264	$42,212
Accounts receivable, net	724	1,037
Inventories	3,500	3,299
Other	1,208	777

Total Current Assets	39,696	47,325

Property and equipment, net	1,554	1,252
Employee rights upon retirement funded	759	792
Intangible assets	6,293	6,802

Total Assets	$48,302	$56,171

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$1,862	$1,934
Accrued liabilities	6,433	7,545

Total Current Liabilities	8,295	9,479

Liability for employee rights upon retirement	1,439	1,453

Total Shareholders’ Equity	38,568	45,239

Total liabilities and shareholders’ equity	$48,302	$56,171